DODIE KENT
                                                                  Vice President
                                                                  and Counsel
                                                                  (212) 314-3970
                                                                  (212) 707-1791

[EQUITABLE -- MEMBER OF THE GLOBAL AXA GROUP LOGO]               LAW DEPARTMENT

                                                   April 27, 2004

The Equitable Life Assurance Society of the United States
1290 Avenue of the Americas
New York, NY 10104

Dear Sirs:

     This opinion is furnished in connection with the filing of a Registration Statement on Form S-6, File No. 333-17633 ("Registration Statement") of Separate Account I ("Separate Account I") of the Equitable Life Assurance Society of the United States ("Equitable"). The Registration Statement covers an indefinite number of units of interest in Separate Account I ("Units") funding Separate Account 1 (policy form no. 81-100), individual modified premium variable whole life insurance policies ("Policies") issued by the Equitable Life Assurance Society of the United States ("Equitable"). Although the Policies are no longer being offered for sale, Equitable will continue to collect premiums under the Policies. Net premiums received under the Policies are allocated by Equitable to Separate Account I to the extent directed by owners of the Policies. Net premiums under other Equitable variable life insurance policies will also be allocated to Separate Account I.

     I have examined all such corporate records of Equitable and such other documents and laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

     1. Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

     2. Separate Account I has been duly established by Equitable pursuant to the laws of the State of New York, under which income, gains and losses, whether or not realized, from assets allocated to Separate Account I, are to be, in accordance with the Policies, credited to or charged against Separate Account I without regard to other income, gains or losses of Equitable.

     3. Assets allocated to Separate Account I will be owned by Equitable; Equitable will not be a trustee with respect thereto. The Policies provide that the portion of the assets of Separate Account I equal to the reserves and other Policy liabilities with respect to Separate Account I will not be chargeable with liabilities arising out of any other business Equitable may conduct. Equitable reserves the right to transfer assets of Separate Account I in excess of such reserves and other Policy liabilities to the general account of Equitable.

     4. The Policies (including any Units duly credited thereunder) have been duly authorized and constitute validly issued and binding obligations of Equitable in accordance with their terms.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                   Very truly yours,


                                                   /s/ Dodie Kent
                                                   ------------------------
                                                       Dodie Kent



           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104